Exhibit 99.2
Gibraltar
Second-Quarter 2008
Earnings Conference Call
August 8, 2008

KEN H.
Thank you Erika, and welcome to Gibraltar’s second-quarter 2008 conference call.
Before we begin, I want to remind you that this call contains forward-looking statements about future financial results. Our actual results may differ materially, as a result of factors over which Gibraltar has no control. These risk factors are detailed in the Company’s 10-K, which can be viewed on Gibraltar’s Web site, at www.gibraltar1.com.
If you did not receive the news release on our second-quarter results, you can get a copy on our Web site. A set of the presentation slides that we will cover during this call is also available on our Web site.
On our call this morning is Brian Lipke, our Chairman and CEO; Henning Kornbrekke, our

President and COO; and Ken Smith, our CFO. Thanks for joining us.
At this point, I’d like to turn the call over to Brian.
Brian...

BRIAN
Thanks, Ken. Good morning, everyone.
This morning, I’m going to focus my comments on two areas. First, I’ll give an overview of our second-quarter and first-half results, followed by Ken Smith and Henning Kornbrekke discussing those comments in far greater detail. And then, following Ken and Henning’s presentations, I’ll provide an update on some of the specific steps we are taking to continue to refine and grow our business. After that, we’ll open the call to your questions.
During the second quarter, we built on the momentum achieved in the first three months of the year and set up by actions taken during 2007 and the first quarter of 2008. We generated higher sales, strong earnings growth, a consolidated operating margin above 10%, further strengthened our balance sheet, and continued to lower our cost structure. And all of this was accomplished in spite of additional weakening in two of our primary markets – as housing starts were off 32% and the North American auto build was down 16% compared to the second quarter of 2007.
Our many initiatives to reduce costs, consolidate and streamline our operations, reduce working capital, and lower our debt allowed us to produce much stronger second-quarter results, even though we are still in a difficult operating environment.
In addition to our ongoing efforts to lower our cost structure, we continue to benefit from the actions we took in 2007 to strengthen our portfolio through the acquisitions of Dramex, Noll, and Florence and the divestitures of Hubbell and our bath cabinet line.
As a direct result of all of these actions, we generated second-quarter sales of $379 million, up 6%, and income from continuing operations of $20.3 million, or $0.67 per diluted share, a 56% increase from a year ago.
In the first six months of 2008, sales of $705 million grew by 7%, and income from continuing operations increased by 36% to $27.4 million, or $0.91 per share.
These were strong results, especially in light of the continued weakness in two of our primary markets and a softening of general economic activity.
As I noted three months ago, the full impact of our progress is being camouflaged by lower volumes in our businesses that sell to the residential building and automotive markets and that is still the case presently.
So, to wrap up my opening comments, I think it’s fair to say our efforts are generating improving results in spite of weak market conditions – and as we continue to refine and grow our business and when the markets we serve begin to rebound, we will get additional leverage from increased volumes, positioning us for further improving results once that trend begins to emerge.
Ken, I’ll turn it over to you.

KEN S.
Thank you, Brian.
I’ll continue the discussion with the consolidated results of Gibraltar...summarized on slide # 3.
We had a very strong quarter — both segments registered increased revenues — which resulted from the continued strength of our businesses that sell to the commercial building, industrial, architectural and international markets, PLUS our 2007 acquisitions — all of which more than offset volume declines related to the residential building and automotive markets.
The higher operating income in the quarter and first half of 2008 was fueled by contributions from the 2007 acquisitions, excellent results from our commercial building and industrial businesses, and solid improvement from our Processed Metals segment.

In fact, both segments turned in strong margin expansion compared to their revenue increases in Q2 - and helped drive our consolidated operating margin to 10.2% — above our 10% target for the first time since the third quarter of 2006.
The Earnings Per Share results showed double-digit increases compared to the 2007 periods and came from the reasons I just noted — plus lower interest expense and a lower tax rate in the second quarter of this year.
The Free Cash Flow generated in 2008 was a combination of higher profits and reductions in working capital and I’ll have more detail when I discuss slide #5.
I’ll now refer to slide #4, Net Income. The first row on our segments performance Henning will talk about in his remarks, so I’ll explain the other significant differences.

Corporate expenses rose primarily as a net result of higher incentive-based compensation related to the profitability improvement thus far in 2008.
The interest expense in the second quarter of 2008 decreased as a result of lower average interest rates as compared to the prior-year period.
And, regarding income taxes, we’ve incurred more expense this year due to the much higher profitability – but our effective tax rate in Q2 2008 and for the 1st half 2008 was 170 basis points lower than the same periods of 2007. The primary rate difference being the timing of discrete tax adjustments this year and last year that have not been repeated. We expect the effective tax rate for the full year 2008 to approximate 36.5%.
Moving to slide # 5, Cash Flow, the main contributors to the 2008 improvement came from higher profitability and lower working capital.
As I mentioned earlier, our days of working capital have been trending downward — and for reference, I offer the following numbers:
     – as of September 30, 2007 and December 31, 2007, days of working capital approximated 100,
     – as of March 31, 2008, we had 87 days invested in working capital,
     – and as of June 30, 2008, we were down to 68 days.
So, our businesses are clearly making good strides in this important area.
Moving ahead to slide #6, the Balance Sheet, total debt was reduced by $24 million in the second quarter — by $50 million thus far in 2008, and since September 30 of last year down $115 million. And I used September of last year, because that was just after the date of our last acquisition, Florence, which was made in August 2007. And, also you can note that our debt-to-capitalization has scaled down nicely.
At this point, Henning will review the performance of our two segments and update our outlook for the balance of 2008.

HENNING
Thanks, Ken.
Our company-wide gross margin of 21.8% increased by 3.3 percentage points and our operating margin of 10.2% increased by 2.1 percentage points compared to the second quarter of 2007.
As Ken noted, this was our best quarterly operating margin since the housing market collapse began, and it was driven by strong results from our commercial building, industrial, and international businesses, improved performance in our strip steel operations, and overall contributions from our lean processes, which are embedded in all our businesses.
Turning to Slide #7, you can see that our Building Products segment had a second-quarter sales increase of 9% to $281 million, with the sales from our newly acquired companies providing the majority of the revenue increase.
Continued strength in the commercial and industrial building products, plus pricing at market, has helped offset lower unit volume sales to the retail and new-build housing markets. Sales in the first six months of the year followed a similar pattern.
Gross margins for this segment were 24.8%, an increase of 2.7 percentage points compared to the second quarter of 2007. The operating margin was 14.1%, up 2 percentage points from the prior-year period. Operational efficiency gains and an improved mix in our commercial/industrial businesses more than offset unit volume declines in the retail and new-build markets.
Looking ahead at Slide #8, our Processed Metals segment had second-quarter sales nearly equivalent to the same period in 2007. Market dynamics and competitive pressures reduced unit volumes in our strip steel business, which was offset by higher revenues in our copper powder business. The higher revenues were driven by pricing to market.
The second-quarter gross margin was 13.1%, an increase of 4.0 percentage points, and the operating margin of 8.6% increased 3.3 percentage points quarter over quarter. The continued growth of our SCM-China business, improving strip steel operating characteristics, and pricing to market all contributed to the margin improvement.
At this point, I’ll describe our current expectations for the balance of 2008, which is outlined on Slide #9.
As you know, the housing and auto markets did not improve in the second quarter of 2008, and we do not anticipate any material improvement in either market in the last two quarters of this year.

With six months of activity in the books, we are staying with our full-year estimate of 900,000 housing starts, which we lowered from 950,000 three months ago. Our commercial building, industrial, and international businesses are still growing. We are also leaving our 2008 GDP forecast at 1% unchanged.
In light of the changed automotive market, we are lowering our estimate for the 2008 North American auto build to a range of 13-14 million units, from 14 million units going into the year. Our recapturing of business that we had lost will mitigate, if not eliminate, any impact on Gibraltar, even at lower industry volume levels.
It is worth noting that the shift away from trucks and SUVs to more fuel-efficient cars should actually increase the demand for certain components that use the steel supplied by our Processed Metals segment, where we have a product leadership position. And, as I noted earlier, we continue to gain additional strip steel business from former and new customers as a result of the efforts of our revamped management team and marketing focus. We are also continuing to win business from the “new domestics” and their suppliers, while also finding non-automotive customers for our products.
Turning to Slide #10, while we do expect the normal seasonal slowing in the second half of the year, in light of our strong performance in the first six months of 2008 and the momentum from our many operational improvements, we are increasing our guidance for EPS from continuing operations to a range of $1.50 to $1.65, from our previous guidance of $1.05 to $1.25, and $1.03 in 2007, barring a significant change in current business conditions.
We continue to reshape and reposition the company at a good pace, and our results in the first half of this year and our expectations for the second half – especially in light of difficult market conditions – are evidence of our progress and the momentum we are gaining.
It is important to note that we do not view our many lean initiatives or the efforts to lower our cost structure as a project, or just a response to the current conditions in the market. This is a process we have embedded at Gibraltar, a commitment to continuous improvement that will always be part of how we do business.
We have also strengthened our focus on product and market development, which will allow us to generate more of our growth organically.
We’re on track for a strong performance in 2008 in spite of tough markets, and I want to thank the 3,800 men and women on the Gibraltar Team for their great work!
At this point, I’ll turn the call back over to Brian.

BRIAN
Thanks, Henning.
Before we open the call to your questions, I have a couple of brief closing comments that I’d like to make.
As you’ve heard today and on our recent calls, we are taking a number of steps to build a stronger operating platform at Gibraltar.
Some of our key initiatives include:
y Lowering our cost structure through a number of actions, including streamlining and consolidating our operations.
y We have also made solid progress lowering our working capital, through improved inventory control, and bringing our DSO and DPO into much better alignment.

y Better working capital management and improved profitability will help improve our return on capital, which remains a high priority for Gibraltar.
y Our improved cash flow has enabled us to pay down $115 million in debt in the last nine months – and we expect to further reduce our debt in the second half of 2008.
y We continue to restructure our business portfolio – acquiring companies with better performance characteristics, like our three 2007 acquisitions, and 2 divestitures accomplished during 2007.
y We have Lean Manufacturing initiatives underway across our company and we continue to identify ways to improve all of our operations and eliminate non value-added activities.
We are continuing to refine and grow our business and we are well positioned to capitalize on increased volume once the markets we serve begin to rebound.
That concludes our prepared comments for today. At this point, we’ll open the call to questions you may have.
Q & A Session
Thank you for participating in our call today.
I think it’s fair to say that the actions that we’ve taken have repositioned the company. And as market trends begin to improve, I think we’re in a position for continuing improvements in our performance.
We look forward to talking with you again in three months.

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